UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2006

Warner Music Group Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-32502	13-4271875
(State or other jurisdiction or incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Rockefeller Plaza, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 275-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01. NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

Warner Music Group Corp. (the “Company”) has notified the New York Stock Exchange of its determination that it currently has only two independent directors on its board and audit committee as of May 11, 2006 and the resulting non-compliance with the New York Stock Exchange listing standards.

In addition, as of May 11, 2006, Richard Bressler stepped down from the audit committee. Mr. Bressler will remain on the Company’s board of directors. As of May 11, 2006, the Company’s audit committee will consist of Michele Hooper, who will replace Mr. Bressler as Chair of the committee, and Shelby Bonnie, both of who are independent directors. The audit committee will, as a result of these changes, consist of all independent directors and will currently consist of two members until a third independent member is added. The Company is currently exempt from having a majority of independent directors on its board of directors as it qualifies as a “Controlled Company” and relies on the Controlled Company exemption as set forth in its annual proxy statement. However, as the Company’s initial NYSE listing was on May 10, 2005, under Section 303A.07 of the NYSE listing standards and Rule 10A-3 under the Exchange Act (i) the Audit Committee must consist of at least three members and (ii) all of the members of the Audit Committee must be independent by May 10, 2006.

The Company is in the process of finding one additional independent candidate to join its board and to serve as a member of its audit committee in compliance with the New York Stock Exchange rules. The Company intends to add such director to the board as soon as practicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Warner Music Group Corp.

Date: May 12, 2006	By:	/s/ Michael D. Fleisher
Michael D. Fleisher
Chief Financial Officer